As filed with the Securities and Exchange Commission on May 18, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Kitov Pharma Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Azrieli Center, Round Building, Tel Aviv, 6701101 Israel

(Address of Principal Executive Offices)

KITOV PHARMA LTD. 2016 EQUITY-BASED INCENTIVE PLAN

(Full Title of Plans)

Puglisi& Associates
850 Library Avenue, Suite 204
Newark, DE 19715
(302) 738-6680
(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

Avraham Ben-Tzvi, Adv.	Rick A. Werner, Esq.
ABZ Law Office	Haynes and Boone, LLP
15 Yad Harutzim St. Suite 203 Jerusalem 9342152, Israel Tel: +972 (79) 572-2070	30 Rockefeller Plaza, 26th Floor New York, New York 10112 (212) 659-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)		Proposed Maximum Offering Price Per Share			Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, no par value, deposited as American Depositary Shares represented by American Depositary Receipts (1)	7,500,000	(3)		$0.4325	(4)	$3,243,750.00	$421.04
TOTAL:	7,500,000		$			$3,243,750.00	$421.04

(1)	American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), issuable upon deposit of the ordinary shares registered hereby, no par value (“Ordinary Shares”), of Kitov Pharma Ltd. (the “Registrant”) are registered on separate registration statements on Form F-6 (File No. 333-207858 and File No. 333-238060). Each ADS represents one (1) Ordinary Share.

(2)	Pursuant to Rule 416(a) and Rule 416(b) of the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the terms of the Kitov Pharma Ltd. 2016 Equity-Based Incentive Plan (the “Plan”).

(3)	Represents Ordinary Shares that may be issued pursuant to future awards under the Plan. To the extent any awards issued under the Plan terminate, expire or otherwise cease to exist without having been exercised, the Ordinary Shares issuable upon exercise of such awards will become available for future issuance under the Plan.

(4)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $0.46 (high) and $0.405 (low) sale price of the Registrant's ordinary shares as reported on the NASDAQ on 05/13/2020, which date is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

Kitov Pharma Ltd. (the “Registrant”) previously filed a registration statement on Form S−8 (File No. 333-211478) relating to 600,000, no par value (“Ordinary Shares”), deposited as American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”) (such number of ordinary shares being equivalent to 600,000 ADSs), to be granted under the Kitov Pharma Ltd. 2016 Equity-Based Incentive Plan (the “Plan”), (the “First Prior Registration Statement”). The Registrant also filed a registration statement on Form S−8 (File No. 333-218538) relating to 1,900,000, Ordinary Shares, deposited as ADSs, evidenced by ADRs (such number of ordinary shares being equivalent to 1,900,000 ADSs), to be granted under the Plan, (the “Second Registration Statement”). The Registrant also filed a registration statement on Form S−8 (File No. 333-230584) relating to 5,000,000, Ordinary Shares, deposited as ADSs, evidenced by ADRs (such number of ordinary shares being equivalent to 5,000,000 ADSs), to be granted under the Plan, (the “Third Registration Statement”) (the First Registration Statement, the Second Registration Statement and the Third Registration Statement, collectively, the “Prior Registration Statements”).

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S−8 under the Securities Act of 1933, as amended (the “Securities Act”), to increase by 7,500,000 the number of Ordinary Shares of the Registrant, registered under the Plan, as amended (such number of additional ordinary shares being equivalent to 7,500,000 ADSs). Following the registration of these additional Ordinary Shares, the Registrant will have registered an aggregate of 15,000,000 Ordinary Shares pursuant to the Plan (such aggregate number of ordinary shares being equivalent to 15,000,000 ADSs).

Pursuant to General Instruction E to Form S−8, the contents of the Prior Registration Statements are incorporated by reference herein except as otherwise updated or modified by this filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8 from this Registration Statement in accordance with Part I of Form S-8 and Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents, filed with the Commission by Kitov Pharma Ltd. (the “Company” or the “Registrant”), are incorporated by reference in this Registration Statement:

●	The description of our ordinary shares, no par value per share, and the American Depositary Shares representing the ordinary shares, contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-37643) filed with the Commission on November 18, 2015;

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on March 23, 2020 (as amended by the Form 20-F/A amendment filed on March 31, 2020); and

●	our reports on Form 6-K furnished to the SEC on January 8, 2020, January 9, 2020, January 27, 2020, February 3, 2020, February 11, 2020, February 24, 2020, March 13, 2020, March 17, 2020, April 20, 2020, May 6, 2020, May 8, 2020 and May 8, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (other than information that is furnished to, rather than filed with, the Commission). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the ordinary shares being offered pursuant to this prospectus has been passed upon by our attorney, the Law Office of Avraham Ben-Tzvi, Adv. in Jerusalem, Israel. The Law Office of Avraham Ben-Tzvi, Adv. and Avraham Ben-Tzvi, Adv. personally, together presently hold in aggregate 276,920 options previously issued to them under the Plan (the “Options”), of which an aggregate of 143,253 such Options are presently exercisable. The Options were issued at various times between May 2016 and March 2019, are exercisable into 276,920 ordinary shares of the Company at exercise prices ranging between $1.33 and $4.52 per ordinary share, and expire on various dates between November 1, 2023 and March 19, 2026. The Options have an estimated aggregate fair market value of approximately $90,000 as of the date of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Under the Israeli Companies Law (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The Company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Securities Law, 5738 – 1968 (“Securities Law”) a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction;

●	a monetary liability imposed on him or her in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses associated with an Administrative Procedure conducted regarding an office holder, including reasonable litigation expenses and reasonable attorneys’ fees; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of a fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy.

We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including with respect to liabilities resulting from our Registration Statements, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is with respect to all permitted indemnification, including in connection with a public offering of our securities, an amount equal to 25% of our shareholders’ equity on a consolidated basis, based on our most recent financial statements made publicly available before the date on which the indemnification payment was made. Such indemnification amounts are in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any.

We expect to indemnify our officers and directors for obligations, including the deductibles for our directors’ and officers’ liability insurance policy, and we may be required to pay and costs and expenses they may incur related to the ISA Investigation, the 2015 Motion, the 2017 Motions and U.S. Class Actions described in Item 8. Financial Information – A. Financial Statements and Other Financial Information – Legal Proceedings in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, pursuant to the letters of indemnification issued to our directors and officers.

Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

To our knowledge, other than with respect to the 2015 Motion, the 2017 Motions, the U.S. Class Actions, and the ISA Investigation, which are all described further in “Item 8. Financial Information – A. Financial Statements and Other Financial Information – Legal Proceedings” in our Annual Report for 2019 on Form 20-F and incorporated by reference in this Registration Statement, there is no pending litigation or proceeding against any of our office holders as to which indemnification is being, or may be sought, nor are we aware of any other pending or threatened litigation or proceeding that may result in claims for indemnification by any office holder.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit

4.1	Memorandum of Association of the Registrant (included as Exhibit 1.1 to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 26, 2019, and incorporated herein by reference).

4.2	Amended and Restated Articles of Association of the Registrant (included as Exhibit 1.2 to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 26, 2019, and incorporated herein by reference).

4.3	Form of Deposit Agreement among the Registrant, the Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued hereunder (included as Exhibit 4.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on September 24, 2015, and incorporated herein by reference).

4.4	Form of American Depositary Receipt (incorporated by reference to prospectus filed with the Securities and Exchange Commission on January 4, 2019).

5.1*	Form of Opinion of the Law Office of Avraham Ben-Tzvi, Adv., Israeli counsel to the Registrant.

23.1*	Consent of the Law Office of Avraham Ben-Tzvi, Adv., (included in the opinion filed as Exhibit 5.1).

23.2*	Consent of Somekh Chaikin, independent registered public accounting firm, a Member Firm of KPMG International.

24.1	Power of Attorney (set forth on signature page).

99.1*	Kitov Pharma Ltd. 2016 Equity-Based Incentive Plan

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on the 18th day of May, 2020.

KITOV PHARMA LTD.

By:	/s/ Isaac Israel
Name:	Isaac Israel
Title:	Chief Executive Officer

By:	/s/ Gil Efron
Name:	Gil Efron
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Isaac Israel and Gil Efron, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated.

Signatures	Title	Date

Chairman of the Board of Directors
Eric K. Rowinsky

/s/ Isaac Israel	Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2020
Isaac Israel

/s/ Simcha Rock	Director	May 18, 2020
Simcha Rock

Director
Ido Agmon

/s/ Steven Steinberg	Director	May 18, 2020
Steven Steinberg

/s/ Revital Stern-Raff	Director	May 18, 2020
Revital Stern-Raff

/s/ Ran Tzror	Director	May 18, 2020
Ran Tzror

/s/ Gil Efron	Deputy CEO and Chief Financial Officer	May 18, 2020
Gil Efron	(Principal Financial Officer and Principal Accounting Officer)

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form S-8 in on this 18th day of May 2020.

By:	Puglisi & Associates
Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director